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                                                                     EXHIBIT 4.2


                           GTECH HOLDINGS CORPORATION
                1998 NON-EMPLOYEE DIRECTORS' STOCK ELECTION PLAN


1.   PURPOSE

         This GTECH HOLDINGS CORPORATION 1998 NON-EMPLOYEE DIRECTORS' STOCK ELECTION PLAN (the "Plan") is intended to provide an opportunity for each non-employee director of GTECH Holdings Corporation (the "Company") to increase his or her interest as a shareholder of the Company by electing to receive common stock of the Company ("Common Stock") in lieu of all or any portion of his or her cash Board Fees (as defined below).

2.   ADMINISTRATION

         The Plan shall be administered by or at the direction of the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising hereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Committee in the administration of the Plan shall be final and conclusive. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

3.   ELIGIBILITY

         A director of the Company who is not also an officer or other employee of the Company or any of its subsidiaries (an "Eligible Director") shall be eligible to participate in the Plan.

4.   AUTHORIZED SHARES

         Shares issuable under the Plan shall be solely from the treasury and not from authorized but unissued shares.

5.   ELECTION TO RECEIVE COMMON STOCK IN LIEU OF CASH FEES

         An Eligible Director may make a prospective election ("Stock Election") in accordance with this Section 5 to receive Common Stock in lieu of all or any portion of his or her fees for service as a director of the Company, including annual retainer fees, fees for attendance at meetings of the Board and any committees thereof and per diem fees (collectively, "Board Fees") which fees, absent a Stock Election, would otherwise be paid in cash.


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         An Eligible Director may make a Stock Election with respect to unpaid
Board Fees for the second quarter of the fiscal year beginning March 1, 1998 ("FY 1999") by filing the appropriate form with the Committee (or its delegate) no later than June 30, 1998. An Eligible Director may make a Stock Election with respect to any Payment Period (as defined below) beginning after the second quarter of FY 1999 by filing the appropriate form with the Committee (or its delegate) no later than the first day of the Payment Period to which such election applies; provided, however, that an individual who becomes an Eligible Director after the first day of a Payment Period may make a Stock Election within 30 days of the date he or she becomes an Eligible Director with respect to Payment Period(s) that end after the date the Stock Election is made.

         A Stock Election shall remain in effect until revoked or amended. An Eligible Director may revoke or amend his Stock Election with respect to Board Fees payable for any Payment Period beginning after the date the revocation or amendment is filed with the Committee (or its delegate). For purposes of Section 5 and Section 6, Payment Periods in FY 1999 shall be fiscal quarterly periods, and Payment Periods in fiscal years beginning after February 27, 1999 shall be fiscal semiannual periods.

         Any Board Fees not subject to a Stock Election shall be paid directly to the Eligible Director in cash in accordance with procedures established by the Committee from time to time.

6.   STOCK CERTIFICATES

         Promptly following the last day of each Payment Period to which a Stock Election applies, the Company shall issue certificates in the name of the Eligible Director. The number of shares of Common Stock covered by such a certificate (which may include fractional shares) shall be determined by dividing (i) the aggregate Board Fees subject to the Stock Election for the Payment Period, by (ii) the average of the high and low sale prices of a share of Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on the last day of the Payment Period for which payment is being made or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading and the Common Stock was traded. An Eligible Director shall have no rights as a shareholder with respect to any shares to be issued pursuant to a Stock Election until the issuance of a stock certificate to him or her.

7.   AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

         The Board, from time to time, may suspend or terminate the Plan or amend the Plan in any respect whatsoever.

8.   GENERAL PROVISIONS


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         (a) The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

         (b) The issuance of certificates hereunder shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares covered by a Stock Election upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of certificates hereunder, or that action by the Company or by an Eligible Director should be taken in order to obtain an exemption from any such requirement, no such certificate shall be issued unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Board. Without limiting the generality of the foregoing, each Eligible Director or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased hereunder are being acquired for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

         (c) The adoption of the Plan and any Stock Election hereunder shall not confer upon any person any right to continued services as a director of the Company.

         (d) Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company, to the fullest extent permissible by Delaware Law, against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under or with respect to the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at the Company's expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.


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